EXHIBIT 99.1


NEWS ANNOUNCEMENT                   [LOGO OMITTED] PENN NATIONAL GAMING, INC.



CONTACT:
William J. Clifford                             Joseph N. Jaffoni
Chief Financial Officer                         Jaffoni & Collins Incorporated
610/373-2400                                    212/835-8500 or penn@jcir.com


                PENN NATIONAL GAMING, INC. CALLS FOR REDEMPTION
                OF 11-1/8% SENIOR SUBORDINATED NOTES DUE 2008

Wyomissing, Penn., (February 9, 2005) -- Penn National Gaming, Inc. (PENN:Nasdaq) announced today that it has called for redemption all $200 million in aggregate principal amount of its outstanding 11 1/8% Series B Senior Subordinated Notes due March 1, 2008. The redemption price is $1,055.63 per $1,000 principal amount, plus accrued and unpaid interest to the scheduled redemption date, which is March 10, 2005. The Company intends to fund the redemption of the Notes from available cash, borrowings under its revolving credit facility, net proceeds of private replacement financing or a combination thereof. Any securities offered in any such private replacement financing will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Penn National Gaming

Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment. The Company presently operates eleven facilities in nine jurisdictions including West Virginia, Illinois, Louisiana, Mississippi, Pennsylvania, New Jersey, Colorado, Maine and Ontario. In aggregate, Penn National's facilities feature over 13,000 slot machines, 260 table games, 1,286 hotel rooms and 417,000 square feet of gaming floor space.

The company is currently in the process of completing the disposition of the Shreveport, Louisiana Hollywood Casino. In November 2004, Penn National Gaming agreed to acquire all of the outstanding shares of Argosy Gaming Company, which it expects to complete in the second half of 2005.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from expectations. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from the Company's expectations. In particular, consummation of Penn National's acquisition of Argosy Gaming is subject to several conditions including the approval of various governmental entities, including certain gaming regulatory authorities to which the Companies are subject. Furthermore, the Company does not intend to update publicly any forward-looking statements except as required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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